As filed with the Securities and Exchange Commission on July 25, 2018

Registration No. 333-88672

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1
TO
FORM S–3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OBH INC.
(Exact name of registrant as specified in its charter)

INDIANA	37-0684070
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
(210) 344-3400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Sardar Biglari
Chairman and Chief Executive Officer
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
(210) 344-3400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Brian V. Breheny, Esq.
Marc S. Gerber, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005
(212) 371-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES; TERMINATION OF REGISTRATION STATEMENT
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration Number 333-88672, filed by OBH Inc., an Indiana corporation, formerly known as The Steak n Shake Company (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2002 (the “Registration Statement”) pertaining to the registration of the securities described in the Registration Statement.
On April 30, 2018, the Company completed a reorganization to implement a dual class structure contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of March 5, 2018 (the “Reorganization Agreement”), by and among the Company, Biglari Holdings Inc., an Indiana corporation and a direct, wholly owned subsidiary of the Company, formerly known as NBHSA Inc. (“Biglari Holdings”), and BH Merger Company (“Merger Sub”), an Indiana corporation and a direct, wholly owned subsidiary of Biglari Holdings.  Pursuant to the Reorganization Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Biglari Holdings (the “Reorganization”).  Upon completion of the Reorganization, NBHSA Inc. changed its name to “Biglari Holdings Inc.” and replaced the Company as the publicly held corporation through which our collection of businesses is conducted.
As a result of the Reorganization, shareholders of the Company became shareholders of Biglari Holdings and the Company cancelled its outstanding shares, including the shares registered on the Registration Statement, and terminated the offering pursuant to the Registration Statement.  In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on July 25, 2018.

OBH Inc.

By:	/s/ Sardar Biglari
Sardar Biglari Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.